Exhibit 99.1

Press Release                                  Source: Premier Exhibitions, Inc.

Premier Exhibitions Inc. Announces Third Quarter Revenues and Earnings Wednesday January 18, 1:35 pm ET

ATLANTA, Jan. 18 /PRNewswire-FirstCall/ -- Premier Exhibitions Inc. (OTC Bulletin Board: PXHB) today announced the results of its third quarter of the 2006 fiscal year.

The Company reported that during the quarter ended November 30, 2005, the Company's revenues increased approximately 14% to $2,772,000 as compared to $2,432,000 in the quarter ended November 30, 2004. This change was principally attributable to an increase in exhibition and related merchandise sales of approximately 13% to $2,650,000 during the quarter ended November 30, 2005 as compared to $2,346,000 for the quarter ended November 30, 2004. This increase reflects our increase in the number of locations of directly managed Titanic Exhibitions from the prior year. In addition, our "Bodies... The Exhibition" and "Bodies Revealed" exhibitions contributed additional revenue for the quarter ended November 30, 2005.

The Company reported that they incurred exhibition costs of $895,000 and $792,000 for the third quarters ended November 30, 2005 and 2004, respectively. The exhibition costs are reflective of the Company conducting their own exhibitions at museum venues which means we directly incur costs for advertising, marketing, promotion and installation and de-installation of exhibitry and artifacts. The Company had an increase in exhibition costs during the quarter ended November 30, 2005 as compared to the prior year quarter resulting from higher installation and de-installation costs attributable to the movement of venues during the current period.

The Company incurred general and administrative expenses of $1,677,000 from $1,243,000, or approximately 35% during the quarter ended November 30, 2005 as compared to the quarter ended November 30, 2004. The Company attributed this increase to additional personnel necessary to organize, administer, and manage our exhibitions. The Company also incurred additional non-cash charges for the fair value of employee options and consultant warrants during the quarter ended November 30, 2005.

The Quarterly depreciation and amortization expenses increased $143,000 or 108% to $275,000 during the quarter ended November 30, 2005 as compared to $132,000 for the quarter ended November 30, 2004. These increases primarily reflect additional investments made in fixed assets for our exhibitions. In addition, there was an increase in amortization expense associated with amortization of exhibition licenses of $172,000, which was not present in the quarter ended November 30, 2004. The Company realized net income of $423,000 for the quarter ended November 30, 2005 as compared to net income of $240,000 in the same prior year period. The basic income per common share for the quarter ended November 30, 2005 and 2004 was $0.02 and $0.01, respectively. The basic weighted average shares outstanding for the quarters ended November 30, 2005 and 2004 was 24,517,620 and 22,299,939, respectively. Diluted income per common share for the quarters ended November 30, 2005 and 2004 was $0.02 and $0.01, respectively. The diluted weighted average shares outstanding for the quarters ended November 30, 2005 and 2004 was 27,824,242 and 22,299,939, respectively.

Mr. Arnie Geller, President and Chief Executive Officer stated, "We continue to benefit from the performance of both our Titanic Exhibition business and our new Bodies Exhibitions. We look forward to the continued expansion of our exhibition base, and continued growth of our Company for our shareholder's benefit."

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Premier  Exhibitions,  Inc.  is a  major  provider  of  museum  quality  touring exhibitions throughout the world.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the Company's anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 28, 2005, especially in the Risk Factors and the Management's Discussion and Analysis sections, and its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K (each of which is available upon request from the Company), may affect the future results of the Company and cause those results to differ materially from those expressed in the forward-looking statements; material adverse changes in the economic conditions in the Company's markets, including terrorist attacks, competition from others, how much capital the Company may or may not receive from required financings, and whether or not, and to what extent, the Company consummates its planned leases to place exhibitions. The Company disclaims any obligation to update these forward-looking statements.

    For additional Information:
     Investor Relations:
     North Coast Advisors Inc.
     Craig T. Stewart (585) 218-7371
     cstewart@ncainc.com

    Media Inquiries:
     Premier Exhibitions, Inc.
     Katherine Morgenstern
     (404)842-2675
     kmorgenstern@prxi.com


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Source: Premier Exhibitions, Inc.